Exhibit 3.1

AMENDMENT

TO

AMENDED AND RESTATED BY-LAWS

OF

MICROFINANCIAL INCORPORATED

THIS AMENDMENT to the Amended and Restated By-Laws (the “By-Laws”) of MicroFinancial Incorporated, a Massachusetts corporation (the “Corporation”), was duly enacted and approved on the 11th day of December, 2014 in accordance with Article VI(a) of the Corporation’s Restated Articles of Organization and Section 10 of the By-Laws.

The By-Laws are hereby amended by inserting the following new Sections immediately after the present Section 9.5:

9.6          FORUM FOR ADJUDICATION OF DISPUTES.

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the Massachusetts Business Corporation Act or the Corporation’s Articles of Organization or By-Laws (as either may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall, in all cases subject to such court’s having personal jurisdiction over the indispensable parties named as defendants, be the Business Litigation Session of the Superior Court of Suffolk County, Massachusetts (or, if and only if the Business Litigation Session of the Superior Court of Suffolk County, Massachusetts lacks jurisdiction, another Massachusetts state court located in Suffolk or Norfolk County, or, if and only if all such state courts lack jurisdiction, the federal district court for the District of Massachusetts, Eastern Division, or, if and only if the federal district court for the District of Massachusetts, Eastern Division is an inappropriate division, then another division of the federal district court for the District of Massachusetts).

9.7          MASSACHUSETTS CONTROL SHARE ACQUISITIONS ACT.

The provisions of Chapter 110D of the Massachusetts General Laws shall not apply to control share acquisitions of the Corporation.